EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-81626, 333-85996, 333-118519, 333-120602, 333-122068, and 333-131433) of Digital River, Inc.,
(2) Registration Statement (Form S-4 No. 333-122069) of Digital River, Inc. and in the related prospectus, and
(3) Registration Statement (Form S-8 No. 333-67085, 333-79269, 333-36680, 333-47026, 333-53332, 333-69036, 333-101759, 333-105864, 333-130626 and 333-161036) pertaining to Digital River, Inc.;
of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of Digital River, Inc. and the effectiveness of internal control over financial reporting of Digital River, Inc. included in this Annual Report (Form 10-K) of Digital River, Inc. for the year ended December 31, 2010.
/s/   Ernst & Young LLP
Minneapolis, Minnesota
February 24, 2011